Exhibit 99.1

News Release
The York Water Company
130 East Market Street
Contact:	JT Hand, President and CEO	York, PA 17401
jth@yorkwater.com, 717-718-7554
or	Matthew E. Poff, Chief Financial Officer
matthewp@yorkwater.com, 717-718-7549
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

THE YORK WATER COMPANY ANNOUNCES PROPOSED PUBLIC OFFERING OF COMMON STOCK

York, Pennsylvania, April 1, 2022:  The York Water Company (“York Water” or the “Company”) (NASDAQ: YORW), a provider of water and wastewater utility services, announced today the pricing of its previously announced underwritten public offering of common stock. York Water priced an offering of 975,600 shares of its common stock at a price to the public of $41 per share. The aggregate gross proceeds from the offering are expected to be approximately $40 million, before deducting the underwriting discounts and commissions payable by York Water. York Water has granted the underwriters a 30-day option to purchase up to 146,340 additional shares of its common stock at the public offering price, less underwriting discounts, and commissions.

York Water intends to use the net proceeds from the offering for general corporate purposes, including our capital investment program, repayment of outstanding indebtedness, and potential acquisitions.

Janney Montgomery Scott is acting as sole book-running manager for the offering.

The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”) on Form S-3 (Registration No. 333-259809).

The offering may be made only by means of a prospectus supplement and an accompanying prospectus. A preliminary prospectus supplement relating to the offering has been filed with the SEC. Copies of the preliminary prospectus supplement and the accompanying prospectus may be obtained by visiting EDGAR on the SEC’s website at www.sec.gov or from: Janney Montgomery Scott LLC, Attention: Equity Capital Markets Group, 60 State Street, Boston, MA 02109 or by email at prospectus@janney.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement. More information concerning forward-looking statements can be found in the Company’s SEC filings with the SEC at sec.gov.

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